FreeWriting Prospectus
Filed Pursuant to Rule 433
Registration Number 333-132557
Final Term Sheet

Issuer:	Ford Motor Credit Company

Size:	$250,000,000

Maturity:	December 20, 2011

Coupon:	3 Month LIBOR Telerate plus 4.05%

Trade Date:	October 5, 2006

Issue Date:	October 13, 2006

Settlement Date:	On or about October 13, 2006

Price to Public:	100% of principal amount

Proceeds (Before Expenses) to Issuer:	$248,625,000 (99.450%)

Interest Payment and Reset Dates:	March 20, June 20, September 20 and
December 20, beginning on December
20, 2006

Minimum Denomination:	$1,000

Underwriter:	UBS Securities LLC
The issuer has filed a registration statement, including a prospectus, and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling toll free 1-888-722-9555 ext. 1088.